EXHIBIT 21.1

SUBSIDIARIES
OF
ST. MARY LAND & EXPLORATION COMPANY

A.   Wholly-owned subsidiaries of St. Mary Land & Exploration Company, a Delaware corporation:
1.    Four Winds Marketing, LLC, a Colorado limited liability company
2.   SMT Texas LLC, a Colorado limited liability company
3.   Energy Leasing, Inc., an Oklahoma corporation
4.   Belring GP LLC, a Delaware limited liability company
5.   St. Mary Energy Louisiana LLC, a Delaware limited liability company
6.    Hilltop Investments, a Colorado general partnership
7.   Parish Ventures, a Colorado general partnership

B.           Other subsidiaries of St. Mary Land & Exploration Company:

1.   Box Church Gas Gathering, LLC, a Colorado limited liability company (59%)
2.   Wilkinson Pipeline, LLC (24%)

C.   Partnership or limited liability company interests held by St. Mary Land & Exploration Company:

1.   Trinity River Systems, LTD, a Texas limited partnership (21%)
2.   1977 H.B Joint Account, a Colorado general partnership (8%)
3.   1976 H.B Joint Account, a Colorado general partnership (9%)
4.   1974 H.B Joint Account, a Colorado general partnership (4%)
5.   Sycamore Gas Systems (3%)

D.           Partnership interests held by SMT Texas, LLC:

1.   St. Mary Land East Texas LP, a Texas limited partnership (99%)(the remaining 1% interest is held by St. Mary Land & Exploration Company)